Exhibit 4.12

Second Supplemental Indenture in Respect of Subsidiary Guarantee

SUPPLEMENTAL INDENTURE, dated as of February 6, 2014 (this “Supplemental Indenture”), among HD SUPPLY FM SERVICES, LLC (the “Subsidiary Guarantor”), HD SUPPLY, INC. (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee under the Senior 11.50% Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore become parties to an Indenture, dated as of October 15, 2012 (as amended, supplemented, waived or otherwise modified, the “Senior 11.50% Indenture”), providing for the issuance of senior notes in series;

WHEREAS, Section 1308 of the Senior 11.50% Indenture provides that the Company is required to cause the Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Senior 11.50% Indenture;

WHEREAS, the Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of the Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which the Subsidiary Guarantor has guaranteed, and on the Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Senior 11.50% Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Senior 11.50% Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.                                      Defined Terms.  As used in this Supplemental Indenture, terms defined in the Senior 11.50% Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.                                      Agreement to Guarantee.  The Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Senior 11.50% Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Senior 11.50% Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Senior 11.50% Indenture as a Subsidiary Guarantor.

3.                                      Termination, Release and Discharge.  The Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Senior 11.50% Indenture.

4.                                      Parties.  Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Senior 11.50% Indenture.

5.                                      Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6.                                      Ratification of Senior 11.50% Indenture; Supplemental Indentures Part of Senior 11.50% Indenture.  Except as expressly amended hereby, the Senior 11.50% Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Senior 11.50% Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7.                                      Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.                                      Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HD SUPPLY FM SERVICES, LLC,
as Subsidiary Guarantor

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Vice President and Secretary

HD SUPPLY, INC.

By:	/s/ Ricardo Nunez
Name: Ricardo Nunez
Title: Senior Vice President and Secretary

[Signature Page to Guarantor Supplemental Agreement (Senior 11.50% Notes)]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title Vice President

[Signature Page to Guarantor Supplemental Agreement (Senior 11.50% Notes)]